Exhibit 10.1

Office/Warehouse Lease Amendment No. 2

PokerTek, Inc.	Crawford White Investments, LLC
1150 Crews Road Ste F	1150 Crews Road
Matthews, NC 28105	Matthews, NC 28105
704.849.0860
Referred to as “PokerTek”	Referred to as “Lessor”

This Amendment No. 2 to the Office/Warehouse lease agreement, dated on or about August 31,2006, by and between PokerTek and Lessor (such Agreement hereinafter referred to as the "Agreement"), is entered into effective this 1st day of September, 2011 ("Effective Date").

In consideration of the mutual covenants contained herein and other good and valuable consideration, the parties hereby agree as follows:

1.
Premises: Section 1 of the Agreement is hereby deleted and replaced with the following text: The Lessor hereby leases unto PokerTek, and PokerTek hereby leases from the Lessor, upon the terms and conditions set forth, the following described leased space: Approximately 7,920 square feet of office space and 6,480 square feet of warehouse space for a total of 14,400 square feet located at 1150 Crews Road, Matthews NC 28105.

2.
Term: Section 3 of the Agreement is hereby deleted and replaced with the following text: The term of this lease shall begin September 1, 2011 and shall end on August 31, 2013. In the event of a change in control, PokerTek may reduce its space commitment by 25%; such a reduction in space commitment shall result in a rent reduction of 25%. PokerTek may terminate this Agreement for a fee equal to six months’ rent with no further monetary or other penalty.

3.
Rent and Deposit: Section 5 of the Agreement is hereby deleted and replaced with the following text: PokerTek shall pay the Lessor at the Lessor’s office or at such place as the Lessor may from time to time designate in writing the sum of $11,520 per month, in advance, on the first day of each month during the term of this lease. No deposit is required.

Effect of Amendment. Except as amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and affirmed. Any contrary or additional terms and conditions attached to or part of any purchase order or similar document related to this Agreement shall be invalid and non-binding on the parties

IN WITNESS WHEREOF, the parties have executed this Agreement and caused it to become effective as of the Effective Date.

PokerTek		Lessor
Signature:	/s/ Mark D. Roberson	Signature:	/s/ James T. Crawford, III
Name:	Mark D. Roberson	Name:	James T. Crawford, III
Title:	CEO & CFO	Title:	Manager
Date:	August 11, 2011	Date:	August 11, 2011